Exhibit 10.1

Execution Copy
7/29/2019
July 29, 2019
Charles J. Link, Jr.
Apt. 2726
Austin, TX 78701

Re: Separation and Release Agreement
Dear Chuck:
This letter sets forth the terms of the separation agreement (the “Agreement”) that NewLink Genetics Corporation (the “Company”) is offering to aid in your employment transition.
1.Separation Date. You hereby resign as Chief Executive Officer, Chairman and Chief Scientific Officer of the Company, and from any other office or position you may hold with the Company and any affiliated entities, including your position on the Board of Directors of the Company and any affiliated entities, effective as of August 3, 2019 (the “Separation Date”). Within six (6) days after the Separation Date, the Company will pay you all accrued base salary and all remaining accrued but unused vacation earned for your services through the Separation Date, less applicable payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. Reimbursement for rent payments for the apartment in Austin, TX will end on the Separation Date.

2.Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit to the Company your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

3.Severance Benefits. Although under the circumstances of your separation from the Company you are not eligible for any severance benefits set forth in your Employment Agreement with the Company dated December 31, 2015 (the “Employment Agreement”) or otherwise, in consideration for the general release of claims and the ADEA Waiver you are providing in Section 14 (Release of Claims; ADEA Waiver) of this Agreement, and for all other promises you are making and obligations you are undertaking by entering into this Agreement, allowing it to become fully effective and non-revocable, and for complying with its terms, the Company shall provide you with the severance payments and benefits (collectively, the “Severance Benefits”) described below. Except as expressly provided otherwise, all cash benefits shall be paid subject to applicable payroll deductions and withholdings.

(a)Cash Severance.

(i)2019 Bonus. The Company also will pay you a bonus for your 2019 services (the “Bonus Payment”) equal to $220,521, calculated as follows: (i) $374,000 (representing the actual 2018 Bonus paid) multiplied by .589 (representing a prorated portion (215/365 days) for the period of employment in 2019). The Bonus Payment will be paid to you no later than the time 2019 bonuses are paid to other executives, and in any event not later than March 15, 2020.

(ii)Continuation Payments. Consistent with the severance provisions set forth in Sections 9(g) and 11 of your Employment Agreement, the Company will pay you cash severance equal to $1,319,800, representing the base salary provided in your Employment Agreement, for a period of twenty-four (24) months (the “Salary Continuation Payment”). As required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), the Salary Continuation Payment shall be paid in a lump sum upon the first regularly scheduled payroll date that is six (6) months after the Separation Date, provided the Company has received the executed Agreement from you on or before that date. No interest will be paid to you on any amounts for which payment is delayed pursuant to the foregoing provision

(b)Healthcare Continuation Coverage Payments.

(i)COBRA Election. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense after the Separation Date.

(ii)COBRA Premiums. As an additional severance benefit, if you timely elect continued coverage under COBRA, and execute, return and do not revoke this Agreement, the Company will pay that portion of your premiums that it was paying prior to the Separation Date for your basic medical coverage (including coverage for any eligible dependents, if applicable, but excluding dental and vision insurance coverage) (the “COBRA Premiums”) for the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) eighteen (18) months after the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you shall immediately provide written notification of such event to the Company’s Human Resources Manager.

(iii)Alternative Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company instead shall pay you, on the first day of each calendar month following such determination, a fully taxable cash payment which, after taxes, is equal to the COBRA Premium amount the Company would have otherwise paid you for that month (assuming a 35% tax rate) (such amount, the “Alternative Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Alternative Cash Payments toward the cost of COBRA premiums.

(c)Equity. You have been granted options to purchase shares of the Company’s common stock (the “Options”) and certain restricted stock units (the “RSUs,” and together with the Options, the “Awards”) pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). Under the terms of the applicable governing agreements and Plan documents, vesting of any unvested Awards would cease on the Separation Date. As an additional severance benefit, the Company will (i) accelerate the vesting of the outstanding and unvested Awards set forth on Exhibit B (the “Subject Awards”) so that you are credited with an additional twelve (12) months of vesting as of the Separation Date (the “Accelerated Vesting”); (ii) make an option grant on or about August 1, 2019, and prior to your Separation Date, for 331,258 shares of Common Stock, which option shall have an exercise price equal to the fair market value of the Common Stock on the date of grant, shall be fully vested, and shall become exercisable beginning upon November 3, 2019; and (iii) extend the exercise period under the governing agreements and Plan documents so that you have two (2) years from the Separation Date to exercise the 83,333 shares vested under your March 2019 option grant and the option to be granted under clause (ii) above (the “Extended Exercise Period”). To the extent that any performance criteria under any Award have not been satisfied as of the Separation Date, such Awards shall terminate as of the Separation Date. Except as expressly provided in this Section, the Options and RSUs will continue to be governed by the terms of the governing agreements and Plan documents. You acknowledge and agree that the Extended Exercise Period may convert any portion of the Options that were incentive stock options into non-qualified stock options, thereby changing their tax treatment; and you should seek advice from your own tax advisors about this extension.

(d)Priority Review Voucher. If the Company receives the Current Product Voucher contemplated by section 5.3.1 of the License and Collaboration Agreement between Merck Sharpe & Dohme Corp. ("Mereck"), Bioprotection Systems Corporation, and the Company, dated November 21, 2018, as amended and as the same may be amended from time to time, then the Company shall pay you (or a charity designated by you) an amount equal to one half of one percent (0.5%) of the net amount actually received by the Company (in the event of a sale of such voucher), or the portion of the Current Product Voucher Value retained by the Company (if such voucher is retained by the Company), in each case after deducting all amounts paid or payable by the Company to Merck, Public Health Canada (as defined therein), or any other third parties entitled to a share of such amounts, and after deducting any fees or costs incurred in obtaining or selling such voucher. The foregoing right shall expire if such voucher has not been issued to the Company by December 31, 2023.
(e)409A Compliance. It is intended that the Severance Benefits provided to you hereunder comply with, or be exempt from, Section 409, and that any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be interpreted accordingly. To the extent not so exempt, this Agreement (and any definitions hereunder) will be interpreted in a manner that complies with the Section 409A requirements. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the period of time you could sign this Agreement crosses over two calendar years, the Agreement shall be deemed to have become effective on the last possible date it could become effective.

(f)280G Compliance. Section 12 of the Employment Agreement is incorporated herein.

4.Benefits. Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of  the Separation Date; however, you may elect to convert your Life Insurance by contacting  Mutual of Omaha at (800) 228-7104 or refer to the conversion notice attached hereto.

Deductions for the 401(k) Plan will end with your last regular paycheck.  You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You have the right to continue your current Health Care Spending Account if you are participating in this program.  Information on how to continue this benefit will be mailed to you by Discovery Benefits along with your COBRA details.  Dependent Care Spending Accounts cannot be continued.  Your last full Spending Account payroll deductions will be processed on your final paycheck. Unless you elect to continue your Health Care Spending Account, you will only be eligible to claim expenses that you incurred through the end of the month of your separation date.
5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive after the Separation Date any additional compensation, severance or benefits, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, incentive compensation, commissions or equity (other than as provided or referenced herein) from the Company.
6.Return of Company Property. No later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property or information in your possession or control (collectively, “Company Property”), including, but not limited to: Company hardcopy and softcopy files, databases, notes, emails, correspondence, financial and operational information, current or potential customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, electronically or computer-recorded information, tangible property and equipment (including, but not limited to, computing and communications devices, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You shall make a diligent search to locate any such Company Property by the close of business on the Separation Date. In addition, if you have used any personally owned computing or communication device, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you shall permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to make any such device or system available for inspection and analysis by the Company, upon its reasonable request, in order to permit the Company to determine whether you are in compliance with this provision. Your timely compliance with the provisions of this Section is a precondition to your receipt of the Severance Benefits and other benefits provided hereunder.

7.Proprietary Information, Non-Solicitation and Non-Competition Obligations. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement with the Company (the “Proprietary Information Agreement” attached hereto as Exhibit A), effective as of the beginning of your employment with the Company and continuing after the Separation Date, including but not limited to your obligations not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

8.Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
9.Public Statements. Both the Company and you shall respond to third party inquiries, and the Company shall issue a press release, effectively stating that you have resigned from your position as Chief Executive Officer, and from your employment with the Company, effective as of the Separation Date. The content of such press release will be mutually agreed.

10.References. In response to any request for references from a prospective employer, the Company will verify only your last job title and dates of employment.

11.Cooperation.

(a) Transition Briefings. Prior to and after the Separation Date, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, transitioning any work relationships and providing oral and written briefings (as requested) with respect to any past or present work activities and institutional knowledge, to such other persons as may be designated by the Company. You agree to make yourself available to respond to such inquiries with reasonable promptness, either telephonically or by email (as requested), unless the Company requests that you come to the Company for such discussion or to review certain documents or materials related to the inquiry.

(b) No Voluntary Adverse Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any third party (including both persons and entities) in connection with any claim or cause of action of any kind brought against, or being prepared against, the Company by any third party, nor shall you induce or encourage any person or entity to bring such claims; provided, however, that nothing herein shall limit or restrict your right to engage in any of the protected activities described in Section 15 (Protected Rights) below.

(c) Other Voluntary Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during your employment with the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
12.No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13.Release of Claims. In exchange for the Severance Benefits, including the Salary Continuation Payments, the reimbursement of your COBRA Premiums (or Alternative Cash Payments), the Accelerated Vesting, and all other consideration provided to you by the Company under this Agreement that you would not otherwise be entitled to receive (the “Release Consideration”), you agree to the terms below.

(a) General Release. You hereby generally and completely release the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, consultants, shareholders, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (1) all claims arising from or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company (except as expressly provided in this Agreement), including but not limited to salary, bonuses, commissions, vacation pay, PTO, expense reimbursement, severance pay, fringe benefits, profit sharing, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including but not limited to any claims arising under or based on your initial employment offer letter or subsequent Employment Agreement (including claims for severance benefits thereunder); (4) all tort claims, including but not limited to claims for battery, negligence, fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims in all jurisdictions, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Family and Medical Leave Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (together, the “ADEA”), the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act (and all similar state and local laws), the Iowa Civil Rights Act of 1965, the Iowa Wage Payment Collection Law, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code, and any statute or regulation administered by the Texas Workforce Commission.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) rights to apply for unemployment insurance benefits; (2) rights to workers’ compensation disability benefits, claims and payments, if applicable; (3) any rights or claims for indemnification pursuant to any written indemnification agreement with the Company to which you are a party, or under Company bylaws or articles, or under applicable law; (4) any rights which are not waivable as a matter of law; or (5) any claims for breach of this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or may have against any of the Released Parties that are not included in the Released Claims. You and the Company agree that the sole reason for the termination of your employment is a business reorganization which is occurring on July 29, 2019. All individuals who are being terminated in the business reorganization on July 29, 2019 will be eligible for benefits based upon their execution of a release substantially similar to this release. You are acknowledging by signing this Agreement that you understand that you are eligible for the benefits which you will receive contingent upon your executing this release, because you were part of this business reorganization. A description of the employees on the Senior Executive Team that this business reorganization will affect is more fully set forth in Exhibit C.

(d) ADEA Waiver. You further specifically agree that, as part of the Released Claims, you are releasing any claims that you could assert under the ADEA, as amended (the “ADEA Waiver”). You acknowledge that: you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA; that the Release Consideration is being given in partial consideration for the ADEA Waiver; and that the Release Consideration is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (1) this ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (2) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (3) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (4) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (in a written revocation provided to and received by the Company’s CEO within the 7-day revocation period); and (5) the Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided that you have not timely revoked it (the “Effective Date”). You understand and agree that, if you revoke the ADEA Waiver, you will not be entitled to the Release Consideration.

14.Protected Rights. Nothing in this Agreement shall prevent you from challenging the validity of the release of claims provided herein in a legal or administrative proceeding. You further understand that nothing in this Agreement (including, without limitation, Section 8 (Confidentiality), Section 9 (Non-Disparagement) and Section 14 (Releases of Claims) above): limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); prevents any party from providing information or disclosing the fact or terms of this Agreement as part of any government investigation: or prohibits any party from reporting possible violations of law or regulation to any Government Agencies or self-regulating entity under applicable law (including, but not limited to, the U.S. Securities and Exchange Commission’s Whistleblower Rule, of Section 21F of the U.S. Securities Exchange Act of 1934, as amended). While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any of the Released Claims and any rights you have waived by signing this Agreement.

15.Representations. You hereby represent that, except for amounts to be paid to you under this Agreement, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim. You also represent and affirm that all of the decisions of the Released Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You further affirm that you have not filed, caused to be filed, and are not presently a party to a claim or cause of action against any of the Released Parties.

16.Breach. You agree that upon a material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. The parties acknowledge that it may be impossible to assess the damages caused by a violation of the terms of Sections 6, 7, 8 and 9 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the non-breaching party. Therefore, the parties agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available, the non-breaching party shall be entitled to an injunction to prevent violation or breach of this Agreement. The parties agree that if a party is successful in whole or part in any legal or equitable action under this Agreement, that party may recover all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

17.General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter (including but not limited to your Employment Agreement with the Company). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Iowa as applied to contracts made and to be performed entirely within Iowa. The parties hereby consent to the sole and exclusive jurisdiction of the state or federal court for Des Moines, Iowa for any actions, suits or proceedings arising out of or relating to this Agreement. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, must be in writing to be effective and shall not be deemed to be a waiver of any successive or other breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile, .PDF and electronic signatures shall be equivalent to original signatures.

To accept the terms set forth above, please sign and date this Agreement and return the fully‑executed Agreement to the Company within 45 days after the Separation Date.
We wish you the best in your future endeavors.
Sincerely,
NewLink Genetics Corporation
By: _/s/Thomas A. Raffin, M.D.___________________________
Thomas A. Raffin, M.D.
Lead Director

Exhibit A -Proprietary Information Agreement
Exhibit B - Options and RSUs Subject to Twelve-Month Acceleration and Extended Exercise Period
Understood and Agreed:
_/s/ Charles J. Link, Jr.____________________________________
Charles J. Link, Jr.
__July 29, 2019__________________________________________
Date
Exhibit A
Proprietary Information Agreement
Incorporated by reference from Exhibit A to Employment Agreement dated January 4, 2016 as filed with the Securities and Exchange Commission as Exhibit 10.31 to the Company's Annual Report on Form 10-K for year ended December 31, 2018.

Exhibit B
Options and RSUs Subject to Twelve-Month Acceleration
and Extended Exercise Period

Options granted March 1, 2019, to be vested as to an additional 62,500 shares for a total of 83,333 shares.

RSU award granted January 4, 2016 to be vested as to an additional 11,660 shares for a total of 46,639 shares.